EXHIBIT 99.2

GLYCOMIMETICS NAMES HAROUT SEMERJIAN AS NEW CHIEF EXECUTIVE OFFICER TO SUCCEED RETIRING CEO RACHEL KING

Mrs. King, the company’s founding CEO, will remain a Director and advisor to support transition

Rockville, MD, August 4, 2021 — GlycoMimetics, Inc. (Nasdaq: GLYC) today announced that its Board of Directors has appointed Harout Semerjian as chief executive officer (CEO), effective August 6, 2021, to succeed retiring Founding CEO Rachel King. Mr. Semerjian, a seasoned executive with strong oncology commercialization experience, will lead the company as it advances its registrational trials on its lead clinical candidate, uproleselan, in acute myeloid leukemia (AML), accelerates planning for potential commercialization, and continues to build out the company’s pipeline.

Tim Pearson, Chairman of the Board of Directors of GlycoMimetics, said, “On behalf of the entire Board, I offer sincere thanks to Rachel for her leadership of GlycoMimetics and for her commitment to the company’s employees and to patients who will hopefully benefit from GlycoMimetics’ technology. We look forward to her continued contributions as a board member.”

Mr. Pearson continued, “Harout is ideally positioned to lead GlycoMimetics into the company’s next phase of growth as we anticipate the completion of our Phase 3 trial and potential commercialization of uproleselan. He possesses the right leadership and operational skills as well as tremendous know-how from his many years at Novartis overseeing several oncology and hematology product launches and from subsequent C-level positions he has held within the industry. I am confident Harout will be an effective leader for GlycoMimetics into the future.”

Mrs. King, who has served as CEO for 18 years, has decided to retire for personal reasons and will continue her involvement with the company through her role on the Board of Directors and serving as an advisor during this transition. Mrs. King led GlycoMimetics’ evolution from an early venture-backed company through its initial public offering, strategic partnerships and the advancement of two late-stage clinical candidates. She also shepherded the company’s unique and productive glycochemistry platform to build a multi-faceted pipeline of drug candidates targeting key unmet needs in oncology, sickle cell disease and other indications.

“It has been a privilege and a pleasure to lead GlycoMimetics and to work with such an extraordinary team of colleagues," said Mrs. King. “I am extremely proud of what we have collectively accomplished in the 18 years since the company was founded. When I approached the Board to let them know that I was considering retirement, I committed to do all I can to ensure a smooth transition. I look forward to working with Harout and the team as a board member to continue to advance our programs. My decision to focus on spending more time with my family seems appropriately timed as we near an opportunity to commercialize our first product candidate.”

Mr. Semerjian is a global biopharmaceutical veteran. Over the last 25 years, he acquired extensive US, European and international commercialization experience having led multiple successful hematology/oncology product launches, including preparation for the launch of midostaurin in AML. During his 16-year tenure at Novartis, Mr. Semerjian held both strategic and operational leadership roles including US Hematology franchise head. He then served as EVP, chief commercial officer at Ipsen where he was accountable for worldwide commercialization and portfolio strategy. Most recently, he briefly served as CEO of Immunomedics before its sale to Gilead Sciences, Inc.

“I believe GlycoMimetics has exciting opportunities ahead. Uproleselan is a differentiated drug candidate already recognized by both FDA and the Chinese regulatory authority with Breakthrough Therapy Designations and the potential for significant impact across the spectrum of AML. The enthusiasm of independent investigators as well as the clinicians participating in our registration trials provides a foundation for a successful commercialization plan, should the readout and regulatory interactions prove positive. While there are just a few glycobiology-based therapeutics on the market today, the field of glycobiology is rapidly advancing and ripe with opportunity. The expertise resident in GlycoMimetics underlies my confidence in its platform’s productivity. Across the pipeline, I’m seeing novel and potentially game-changing therapies,”

said Mr. Semerjian. “I look forward to working with the outstanding team at GlycoMimetics as we strive to make a difference in the lives of patients with cancer and other diseases.”

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company discovering and developing glycobiology-based therapies for cancers, including acute myeloid leukemia (AML), and for inflammatory diseases with high unmet need. The Company’s science is based on an understanding of the role that carbohydrates play on the surface of every living cell and applying its specialized chemistry platform to discover small molecule drugs, known as glycomimetics, that alter these carbohydrate-mediated pathways in a variety of disease states, including signaling in cancer and inflammation. As a leader in this space, GlycoMimetics is leveraging this unique targeted approach to advance its pipeline of wholly owned drug candidates, with the goal of developing transformative therapies for serious diseases. The Company’s lead drug candidate, uproleselan, has received Breakthrough Therapy Designation in the U.S. and China and is undergoing evaluation across a range of patient populations, including a Phase 3 trial in relapsed/refractory AML. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements include those relating to the planned or potential clinical development, and the potential benefits and impact, of the Company’s product candidate, uproleselan, as well as the potential commercialization of uproleselan if it is approved. Actual results may differ materially from those described in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 2, 2021, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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